Exhibit 99.1

Schlumberger Announces Third-Quarter 2013 Results

Schlumberger Limited

Houston, October 18, 2013 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2013 revenue of $11.61 billion versus $11.18 billion in the second quarter of 2013, and $10.50 billion in the third quarter of 2012.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.71 billion—an increase of 12% sequentially and an increase of 24% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.29 versus $1.15 in the previous quarter, and $1.04 in the third quarter of 2012.

Schlumberger recorded net credits of $0.51 per share in the second quarter of 2013 and charges of $0.02 per share in the third quarter of 2012. Schlumberger did not record any charges or credits in the third quarter of 2013.

Oilfield Services revenue of $11.61 billion was up 4% sequentially and increased 11% year-on-year. Oilfield Services pretax operating income of $2.50 billion was up 10% sequentially and increased 20% year-on-year.

Schlumberger CEO Paal Kibsgaard commented: “Schlumberger third-quarter results reached new highs in both revenue and pretax operating income driven by consistent performance across all geographic Areas through strong execution based on integration, quality and efficiency. The international business grew further, with leading margins expanding in spite of some operational delays. Performance in North America was particularly strong despite continued pricing weakness in the land market. Operating margins exceeded 20% in all Areas and expanded in all Product Groups.

Results were led by North America with a new high in overall revenue, supported by solid offshore activity and the seasonal rebound of activity in Western Canada. US land operations showed impressive resilience through improved efficiency, new technology penetration and market share gains in a highly competitive market with largely constant rig count. International results were led by the Middle East & Asia with growth in key markets in Saudi Arabia and Iraq, while offshore activity strengthened in Asia, and land drilling and stimulation activity improved in China. Europe/CIS/Africa saw strong summer activity in Russia and Central Asia and a seasonal increase in WesternGeco marine activity in the Area. Latin America was driven by Integrated Project Management and Schlumberger Production Management operations.

The global economic outlook remains largely unchanged as relatively encouraging news among OECD countries and in China has offset lower growth expectations in some of the major emerging economies. In the US, the underlying trends are positive and the level of macroeconomic uncertainty was reduced in the near term following the temporary resolution of the fiscal debate. Demand for oil in 2013 has again been revised upward and current estimates for 2014 point to even stronger growth in demand. Overall, the market continues to support Brent prices at current levels while international natural gas prices remain steady. The upward E&P spend revision made in June continues to be confirmed by rig count improvement and increased customer activity. Within this landscape, we remain positive on the outlook for the industry.

Last month I shared a view of the internal transformation initiatives that we are pursuing together with the potential they hold in terms of enhanced financial performance. We believe that the size of our operations and the breadth of our offering represent significant competitive advantages, and our entire organization is now focusing on executing these initiatives in parallel with maintaining just as clear a focus on our operational execution through integration, quality and efficiency.”

Other Event

•	During the quarter, Schlumberger repurchased 10.1 million shares of its common stock at an average price of $82.61 for a total purchase price of $833.3 million.

Oilfield Services

Third-quarter revenue of $11.61 billion was up 4% sequentially and increased 11% year-on-year. International Area revenue of $7.91 billion grew $209 million, or 3% sequentially, while North America Area revenue of $3.60 billion increased $245 million, or 7% sequentially. Third-quarter revenue set a new high for both North America and International Areas.

Sequentially by segment, Reservoir Characterization Group revenue of $3.23 billion grew 7% while Drilling Group revenue of $4.41 billion increased 3%. These increases were due to strong exploration and drilling activity, both offshore and in key international land markets that benefited Wireline, Testing Services, Drilling & Measurements and M-I SWACO Technologies. WesternGeco revenue also increased from improved global marine vessel activity leading to high asset utilization during the quarter. Production Group revenue of $4.02 billion grew 3% despite the transfer of the Schlumberger subsea business at the end of the second quarter to OneSubsea™, a Cameron/Schlumberger joint venture. Excluding this effect, the Production Group grew 6% sequentially mainly from strong results in Well Services, Completions & Artificial Lift Technologies and Schlumberger Production Management (SPM) projects. The seasonal rebound in Western Canada following the spring break-up accounted for the majority of the sequential increase in Well Services activity with a significant amount also coming from improved efficiency in US land hydraulic fracturing services that enabled deployment of four additional fleets from existing equipment despite continued pricing weakness.

Sequentially by Area, North America led the increase with revenue of $3.60 billion growing 7%. The performance in North America was driven with the offshore business setting a new high for quarterly revenue, Western Canada land rebounding from the seasonal spring break-up in the previous quarter, and US land being up from improved efficiency, growing new technology penetration, and market share gains. Middle East & Asia revenue of $2.80 billion increased 5%, mainly from continued growth across a diversified portfolio of projects and activities in Saudi Arabia and Iraq, while high growth rates were posted in the United Arab Emirates and Qatar. Strong WesternGeco marine vessel activity in the Brunei, Malaysia & Philippines and Indonesia GeoMarkets, and increased land drilling and stimulation activities in China also contributed to the strong results. Europe/CIS/Africa revenue of $3.18 billion increased 2% from high WesternGeco marine vessel activity in the North Sea and Equatorial Guinea and peak summer drilling and exploration activity in Russia and Central Asia, while Angola and North Africa activity continued to be subdued by project delays. The Area revenue for the third quarter reflects the absence of the results of the subsea business that was transferred to the OneSubsea joint venture in the second quarter of 2013. Excluding the effect of this business transfer, the revenue for the Area grew 5% sequentially. Latin America revenue of $1.93 billion grew 1% with strong sequential growth posted in Venezuela and Argentina. Higher incremental production results from the SPM project in Ecuador also contributed to growth. These increases, however, were partially offset by a decrease in Brazil due to lower rig count, both on land and in deepwater.

Third-quarter pretax operating income of $2.50 billion was up 10% sequentially, and increased 20% year-on-year. International pretax operating income of $1.84 billion increased 9% sequentially, while North America pretax operating income of $730 million increased 10% sequentially. Third-quarter pretax operating income also set a new high, driven by the International Areas.

Sequentially, pretax operating margin of 21.5% increased 114 basis points (bps), as International pretax operating margin expanded 134 bps to 23.3%. Middle East & Asia posted a 151-bps sequential margin improvement to reach 26.1%, Europe/CIS/Africa increased by 189 bps to 22.5%, while Latin America was steady at 20.6%. The expansion in International margins was due to strong results in Russia & Central Asia resulting from deployment of higher-margin technologies during the peak summer drilling and exploration campaigns. Increased high-margin wireline and seismic activities also helped boost international margins further in Middle East & Asia as exploration work increased. North America pretax operating margin increased 57 bps sequentially to 20.3% as Western Canada recovered following the previous quarter’s seasonal spring break-up. US land margin continued to expand on improving efficiency, better utilization, and lower raw material costs in pressure pumping stimulation services. North America offshore operating margin continued to grow on increasing activity and technology deployment but overall results decreased sequentially due to lower multiclient sales during the quarter.

Sequentially by segment, Reservoir Characterization Group pretax operating margin expanded 27 bps to 30.4% due to strong exploration activities that benefited Wireline and Testing Services Technologies. The pretax operating margin of the Drilling Group increased 154 bps to 20.3% through improved Drilling & Measurements operational performance and increased profitability on Integrated Project Management (IPM) projects in the Latin America and Middle East & Asia Areas. Production Group pretax operating margin increased 165 bps to 17.6% on improved profitability in Well Services as Western Canada recovered from the previous quarter’s spring break-up and as US land margin continued to expand on improving efficiency, better utilization, and lower raw material costs. SPM projects in Latin America and Asia also continued to be accretive to the group’s expanding margins.

A number of technology innovation and integration highlights contributed to the third-quarter results.

In Turkmenistan, Schlumberger has been awarded a contract by Turkmengeology State Corporation for Drilling Group technologies and Well Services cementing services to accelerate the development of Galkynysh, one of the country’s largest gas fields. The contract includes Schlumberger drilling motors, Smith drill bits, M-I SWACO drilling fluids and Well Services cementing services for a development well campaign, with the objective of increasing operational efficiency and meeting aggressive gas production goals.

In South Texas, Schlumberger technologies were deployed for the Eagle Ford Completions Optimization Consortium of BHP Billiton, Lewis Energy, Marathon Oil and Swift Energy in several horizontal wells in the unconventional Eagle Ford formation. Openhole data were acquired with SureLog* Thrubit wireline triple-combo and Wireline Sonic Scanner* acoustic scanning services conveyed by TuffTRAC* technology, and used to generate optimized completions designs with Well Services Mangrove* stimulation design software. The production from each well was evaluated using data from the Wireline Flow Scanner* well production logging system conveyed by MaxTRAC* downhole wireline tractor technology, and analysis was performed using Schlumberger Information Solutions (SIS) Petrel* E&P software and Techlog* wellbore software platforms to evaluate the impact of reservoir and completion quality. As a result, Schlumberger technologies and workflows enabled the optimized completions to increase the number of perforation clusters contributing to production by 28%, which elevated all the Consortium wells to the top quartile in performance compared to their peers.

Statoil has awarded Schlumberger three multiyear contracts for the provision of drilling and completion fluids, offshore waste management and cementing services in the Norwegian continental shelf. The three-year contracts, with options for three times two additional years, cover drilling and completion fluids for multiple drilling rigs and cementing services on up to nine platforms and six deepwater rigs. The award was based on commercial terms, QHSE, and the Schlumberger proven track record in product and service quality, reliable execution, and technology deployment.

Reservoir Characterization Group

Third-quarter revenue of $3.23 billion increased 7% sequentially and grew 14% year-on-year. Pretax operating income of $983 million was 8% higher sequentially, and increased 23% year-on-year.

Sequentially, the increase in revenue was driven primarily by higher use of Wireline and Testing Services technologies as a result of strong exploration activity in the Middle East & Asia and Europe/CIS/Africa Areas. This was particularly marked in Russia & Central Asia where drilling & exploration activity increased during the summer. WesternGeco revenue also increased sequentially from improved global marine vessel activity leading to high asset utilization during the quarter, although the effect of this was partially offset by sequentially lower multiclient sales.

Pretax operating margin of 30.4% increased 27 bps sequentially from robust higher-margin exploration activity for Wireline in Russia and the Middle East & Asia Area, while Testing Services across all Areas also contributed to the group’s expanding margin.

A number of technology highlights across the Reservoir Characterization Group contributed to the third-quarter results.

In Kazakhstan, a combination of Wireline technologies was deployed for Zhaikmunai LLP to acquire production logging data in two horizontal production wells, one highly deviated production well, and one horizontal injector well located on Chinarevskoe field. Wireline Flow Scanner horizontal and deviated well production logging and PS Platform* production services technologies were used for logging data acquisition in the production and injector wells, respectively. The tool strings were conveyed efficiently with the MaxTRAC downhole wireline tractor system that allows data acquisition while tractoring down. The flow profile in the producing wells was successfully quantified. Results of the production logging data analysis were used for time-lapse production monitoring, updating the dynamic reservoir model, and located the source of water production in some wells.

In Libya, Wireline MDT* modular formation dynamics tester and Quicksilver Probe* technologies in combination with the InSitu Fluid Analyzer* system were introduced for Akakus Oil Operations to obtain high-quality water samples from a well drilled with water-based mud. In order to accurately estimate the resistivity and ionic concentrations of the formation water, it was essential to acquire a water sample free of contamination from water-based mud filtrate. The Quicksilver Probe technology was effective in separating filtrate from formation water, while the InSitu Fluid Analyzer downhole sensors enabled real-time measurement of contamination levels prior to taking samples. As a result, two sample chambers were filled with pure formation water, free of any filtrate contamination, enabling the operator to carry out the analysis required to optimize the field’s water injection process.

In West Texas, Schlumberger PetroTechnical Services developed a mechanical earth model for ExL Petroleum, LP to mitigate risk and reduce horizontal well construction costs in a field known for its challenging drilling conditions. The formation evaluation used Wireline ECS* elemental capture spectroscopy and Sonic Scanner acoustic scanning technologies, which were conveyed in the horizontal section using the TuffTRAC cased hole services tractor. The combination of these technologies and the resulting workflow allowed the operator to reposition the wells’ lateral sections and eliminate an intermediate casing string for a 10% completions cost savings of $200,000 per well.

Woodside has awarded WesternGeco the acquisition of the Fortuna 4,000-km2 3D seismic survey on the offshore North West Shelf of Australia using IsoMetrix* marine isometric seismic technology. Scheduled to begin in December 2013, this will be the first survey in Australia using IsoMetrix technology, and will provide the foundation for future exploration and appraisal programs for Woodside in the region. With this contract, IsoMetrix technology will have been deployed offshore across four continents in 2013.

WesternGeco has been awarded a major contract by Abu Dhabi Marine Operating Company (ADMA-OPCO) for an 800-km2 Ocean-Bottom Cable (OBC) survey on the Umm Shaif field offshore Abu Dhabi, using Q-Seabed* technology and the SimSource* simultaneous seismic source acquisition technique. Two source vessels will be used for the survey, with the goal of providing the customer with a current, state-of-the-art dataset to enable decisions regarding field development and secondary recovery.

Onshore Brazil, Agencia Nacional de Petroleo (ANP) has awarded WesternGeco a contract for the processing and interpretation of a 2D electromagnetics survey in the Parecis basin, one of the frontier basins being evaluated by the ANP to define future bidding blocks for exploration and production. The project will be managed by the WesternGeco Integrated Electromagnetics Center of Excellence and includes survey design, data acquisition, infield processing, and advanced interpretation.

In Mexico, Pemex has awarded WesternGeco GeoSolutions a multiyear contract in the dedicated processing center in Poza Rica, enabling access to leading WesternGeco technologies including full waveform inversion, reverse-time migration, seismic-guided drilling, and rock physics-guided migration. These state-of-the-art technologies will support Pemex with an unprecedented level of integrated solutions for enhanced imaging, reservoir characterization, and drilling support.

In Angola, Testing Services deployed the Quartet* downhole reservoir testing system with Muzic* downhole wireless telemetry for Maersk Oil in the deepwater Block 16. The services forming part of the Quartet system included the CERTIS* high-integrity reservoir test isolation system, IRDV* intelligent remote dual valve technology, SCAR* inline reservoir fluid sampling, and Signature* high-resolution quartz gauges. The single-trip Quartet system’s flexible design eliminated the need for multiple runs, and the wireless transmission and monitoring of downhole pressure facilitated real-time transient analysis, which optimized decision-making and enabled the operator to save four days of costly rig time.

Tanzania Petroleum Development Corporation (TPDC) has awarded SIS a multiyear software licensing agreement for their oil and gas exploration activities. The agreement includes the Petrel E&P software platform to better understand the country’s unexplored subsurface potential and accurately select the right plays that enhance exploration success while reducing operational risks and uncertainties. The agreement also includes Techlog wellbore software for assurance that wells to be drilled intercept the targeted sweet spots and collect all the well data required to quantify reservoir potential. The strategic decision to adopt the Schlumberger technology platforms supports TPDC’s commitment to refocus on core oil and gas activities and fast track their evolution as an independent operating company.

In Brazil, Perenco has awarded Schlumberger PetroTechnical Services an integrated exploration study in the deepwater blocks 39, 40, and 41 of the Espirito Santo basin. The comprehensive study includes seismic processing, seismic inversion, multiclient data, a mechanical earth model and 3D pore pressure predictions. The results of the study will support plans for Perenco’s exploratory drilling campaign in 2013 where deepwater wells will target post-salt reservoirs by drilling through sedimentary sequences with uncertainties and complexities related to challenging subsalt and salt tectonics.

Drilling Group

Third-quarter revenue of $4.41 billion was up 3% sequentially and grew 9% year-on-year. Pretax operating income of $894 million was 11% higher sequentially, and increased 23% year-on-year.

Sequentially, revenue increased primarily on strong M-I SWACO performance from the rebound of Western Canada land activity, increased deepwater work in North America, and increased activity in Mexico and Russia. Strong Drilling & Measurements activity in the Middle East & Asia Area, in Russia, and offshore North America also contributed to growth.

Sequentially, pretax operating margin grew 154 bps to 20.3% from improved profitability in Drilling & Measurements from stronger activity and a more favorable geographical and technology mix. Improved profitability on IPM projects in the Middle East & Asia and Latin America Areas continued to contribute to the group’s expanding margins.

A number of Drilling Group technologies contributed to the third-quarter results.

In Kurdistan, Drilling & Measurements deployed, for the first time, the PowerDrive Xceed* rotary steerable system for HKN, Inc. on a deviated well in the Mangesh field. The PowerDrive Xceed technology helped improve drilling performance in the 17 1/2-in deviated section by 65%, drilled the section five days ahead of plan, and kicked off the well successfully from vertical to a 55° inclination at shallow depth, meeting all the directional well plan objectives.

In China, Drilling & Measurements established a new drilling record in the Bohai Bay for CNOOC while drilling eight directional wells in the Qikou field. In the 8-in well sections, PowerDrive vorteX* powered rotary steerable technology helped increase the rate of penetration by 114% compared to previous conventional drilling systems. As a result of deploying Drilling & Measurements technologies, the well construction time for wells with total depths between 3,500 m and 4,000 m was significantly reduced, enabling the operator to save approximately 26 days of rig time compared to the well construction plan.

In Algeria, M-I SWACO WELL COMMANDER* ball-activated drilling valve technology was deployed in a Schlumberger integrated bottom hole assembly for Sonatrach to drill a 6-in reservoir section with expected fluid losses. The WELL COMMANDER technology allowed the controlled pumping of numerous lost circulation material pills through the drill string, with reduced risks of plugging the directional and measurement-while-drilling tools. As a result, the total depth for the well was reached according to plan, with zero downtime.

Offshore Ivory Coast, Drilling & Measurements deployed a formation evaluation technology suite for Foxtrot International which featured the acquisition of a high-quality set of nuclear measurements without the need for chemical sources. The combination of NeoScope*† sourceless formation evaluation while drilling, proVISION* nuclear magnetic resonance, StethoScope* formation pressure-while-drilling, and SonicVISION* sonic-while-drilling technologies, a first worldwide, helped the customer identify reservoir fluid contents in a complex reservoir and enabled the design of a horizontal drain.

In Russia, Schlumberger Drilling Group Technologies and Petrotechnical Engineering Center expertise helped ERIELL successfully drill the first horizontal well through the complex Achimov formation in the Urengoyskoe field in northwest Siberia. A geomechanical model was developed to overcome the main challenges of drilling through the Achimov formation with its high overpressure, narrow equivalent circulating density window, and unstable formations lying between the productive layers. Drilling & Measurements SonicScope* multipole sonic-while-drilling technology was used to update the geomechanical model in real time to prevent costly wellbore stability issues. In addition, the combination of PowerDrive X6* rotary steerable technology with a customized Smith polycrystalline diamond compact (PDC) bit and the M-I SWACO Megadril* drilling fluid system drilled the well 15 days ahead of plan, which led to a significant cost saving for the operator.

Offshore Mexico, integration of Drilling & Measurement technologies with Schlumberger PetroTechnical Services helped Pemex drill a highly challenging section in an exploration well in the Chac field. The use of SonicScope multipole sonic-while-drilling technology and real-time geomechanics enabled accurate prediction of formation pore pressures so that mud weight could be maintained below the forecasted value. This operation marked the first time Pemex has used logging-while-drilling and sonic-while-drilling technologies for shallow-water exploration wells and, as a result, the customer saved one casing run by drilling 300 m deeper than originally planned.

In Russia, Schlumberger was earlier this year awarded a contract by GazpromNeft Orenburg, one of the largest operators in the country, for the supply and service of Smith drill bits on the Kapitonovskoe, Tsarichanskoe and Orenburgskoe fields in the Orenburg region. This contract award was based on the broad experience and solid track record achieved by Smith drill bits with some of the large operators in the region.

In Canada, Smith drillbit technology helped Sinopec Daylight Energy drill a horizontal well in the highly abrasive Rock Creek formation in central Alberta. A 6  1⁄4-in customized Smith PDC bit with ONYX 360* cutter technology enabled the operator to improve efficiency by drilling longer well sections and by reducing the number of bit trips. In one application, fully rotating ONYX 360 cutters contributed to the drilling of a continuous well section that was 80% longer than the average of three previous wells drilled using conventional PDC bits in the same type of formation. In the well’s horizontal section, the ONYX 360 cutter technology also enabled a single bit run to be drilled 18% faster than subsequent runs in the same horizontal section using conventional drill bits.

In US land, Schlumberger deployed Stinger* conical diamond element technology for Apache Corporation in over 10 wells in the Anadarko Basin. In the 8 3/4-in vertical section of these wells, Smith customized PDC bits with Stinger technology increased the rate of penetration over 59%, and drilled the sections 36% faster compared to offset wells. This performance led to significant drilling cost savings for the customer.

In the US Gulf of Mexico, a Drilling Tools & Remedial Services Rhino RHE* dual-reamer system was deployed for Noble Energy in a deepwater exploration well in the Troubadour prospect. The Rhino RHE technology eliminated the need to conduct a dedicated cleanout operation which led to a 30-hour reduction in drilling time and a cost saving for the operator of approximately $1.3 million.

Production Group

Third-quarter revenue of $4.02 billion increased 3% sequentially, and grew 10% year-on-year. Pretax operating income of $707 million was 13% higher sequentially and increased 32% year-on-year.

The group’s revenue increased 3% despite the transfer of the subsea business to the OneSubsea joint venture. Excluding the effect of the transfer of this business, the Group grew 6% mainly from strong results in Well Services, Completions, Artificial Lift and SPM. The rebound from the seasonal spring break-up in Western Canada accounted for the majority of the sequential increase in Well Services while a significant proportion came through improved efficiency in the US land hydraulic fracturing market with the deployment of additional fleets and crews from existing assets despite continued pricing weakness. Strong sales of Completions and Artificial Lift products in the Latin America and Middle East & Asia Areas also contributed to growth.

Pretax operating margin of 17.6% increased 165 bps sequentially on improved profitability in Well Services as Western Canada recovered from the previous quarter’s seasonal spring break-up and as US land margin continued to expand on improving efficiency, better utilization, and lower raw material costs. SPM projects in Latin America and Asia also continued to be accretive to the group’s expanding margins. Highlights during the quarter included successes for a number of Production Group technologies.

In Russia, PetroStim, a Schlumberger joint venture, conducted its first fracturing treatment in the Domanic shale formation of DirectNeft’s Kashaev block in the Orenburg region. The exploration well was stimulated with conventional crosslinked fluid with reduced polymer loading and intermediate-strength proppant. The job was executed as per plan, and the initial production test showed significant potential.

In North Dakota, a combination of Schlumberger technologies was used for Whiting Petroleum to optimize the completion design on wells in the Bakken shale play. An extensive set of measurements was taken from a neighboring well, including Wireline Sonic Scanner acoustic scanning, ECS elemental capture spectroscopy, CMR-Plus* magnetic resonance, and Rt Scanner* triaxial induction logging data. These datasets were used in a model which allowed Well Services engineers to recommend improvements to the fracturing fluid system, stage count, pumping schedule, and proppant type. The wells that underwent this optimized completion design are currently performing in the top quartile for the particular Whiting Petroleum areas studied.

HiWAY* hydraulic fracturing technology continues to gain momentum and add value for customers worldwide. Since its commercialization, Schlumberger Well Services has used the HiWAY technique in over 20,000 fracturing treatments in 19 countries. At the end of the third quarter, the number of HiWAY fracturing treatments worldwide had already exceeded the total number in 2012 by over 21%. The key benefits leading the expansion of HiWAY technology include significant production gains from both oil- and gas-bearing reservoirs, savings associated with reduced water and proppant use, elimination of premature treatment termination, and new viability of marginal or mature targets not possible with conventional fracturing treatments.

In Argentina, Well Services Mangrove reservoir-centric stimulation design software enabled Panamerican Energy to optimize multistage completions on two exploratory wells in the Lindero Atravesado field in the Neuquén basin. By using an integrated workflow including the selection of payzones, the application of specific petrophysics for tight gas formations, and a methodology to complete the zones efficiently based on an anisotropic model and the Mangrove fracturing simulator, the best completion approach was adopted. Following successful completion of the two wells, the results enabled Panamerican Energy to secure the required budget for starting a development phase in the area.

In Egypt, Schlumberger Well Intervention performed a workover operation for PHPC-BP to restore productivity in the Ha’py 10 subsea gas well. ACTive* family live downhole coiled tubing technology enabled the controlled placement of the treatment fluid in the well’s upper zone, consisting of two producing intervals. ACTive distributed temperature sensing, acquired while the well was flowing, delivered a quantitative production log for the producing zone and confirmed the contribution from both intervals. The combination of Schlumberger technologies delivered the real-time data that enabled the operator to make timely decisions and reduce operational risk. As a result of this intervention, the upper zone’s productivity index was increased more than threefold, and the well’s overall production was restored.

In Kazakhstan, Schlumberger Well Intervention and AMS Co., a service division of CNPC, performed their first joint operation consisting of a complex carbonate stimulation treatment for CNPC in an oil-producing well in the Kenkiyak field. Schlumberger provided the technical design, stimulation fluids and well site job supervision. The stimulation treatment was completed as per design and the well was returned to a production level which exceeded the customer’s expectations.

Offshore Mexico, Well Intervention deployed combined ACTive profiling in-well live performance and Jet Blaster* jetting scale removal technologies for the first time in the matrix stimulation of a high-temperature well in the Taratunich field for Pemex. Data interpretation from the ACTive distributed temperature sensing (DTS) measurements enabled Pemex to optimize the stimulation treatment in a carbonate formation with highly contrasted permeability profiles.

In Oman, Schlumberger Completions has been awarded a $30-million contract by PDO for the provision of gaslift and completion products and associated services. The five-year contract, with an option for a two-year extension, was granted based on a strong technical submission and competitive commercial offering while maximizing national Omani content and in-country value that included setting up infrastructure, developing nationals, and creating local employment.

In Norway, Schlumberger Completions has been awarded a four-year contract by Marathon Oil for the lower completions in their upcoming developments on the continental shelf. Key to the award was the combination of ResCheck* technology with ResFlow* inflow control devices and LineSlot* single wire-wrapped sand screen technologies that enabled efficient standalone screen installation in long, highly deviated wells, resulting in substantial rig-time savings.

Onshore India, Schlumberger Artificial Lift has been awarded an electric submersible pump (ESP) contract worth $15 million by Cairn India Limited. The three-year sales and services contract covers the supply of ESPs to lift produced oil and injection water on 63 wells in the Mangala, Aishwarya and Thumbli fields. This is the first ESP contract awarded to Schlumberger in India by this customer, and the offering includes technologies such as new pump-stage designs and low-line harmonic variable speed drives.

In Malaysia, Schlumberger has been awarded a five-year contract for the supply of cementing services for all six production sharing contract (PSC) operators who participated in the joint Pan-Malaysian Cementing Tender, including Petronas Carigali Sdn. Bhd. (PCSB), Murphy Sarawak Oil Co., Ltd. and Murphy Sabah Oil Co., Ltd. The contract includes the provision of Well Services DeepCRETE* deepwater cementing solution, FUTUR* self-healing cement system, EverCRETE* CO2-resistant cement system, Losseal* reinforced composite mat pills, and FlexSTONE* advanced flexible cement technology. The contract scope covers conventional and deepwater wells.

Financial Tables

Condensed Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Third Quarter		Nine Months
Periods Ended September 30	2013	2012	2013	2012
Revenue	$11,608	$10,498	$33,360	$30,648
Interest and other income, net (1)	43	44	105	137
Gain on formation of OneSubsea(2)	—	—	1,028	—
Expenses
Cost of revenue	8,926	8,237	26,047	24,124
Research & engineering	286	291	870	849
General & administrative	110	95	305	294
Merger & integration(2)	—	32	—	68
Impairment & other(2)	—	—	456	—
Interest	98	89	294	246

Income before taxes	2,231	1,798	6,521	5,204
Taxes on income(2)	506	436	1,361	1,268

Income from continuing operations	1,725	1,362	5,160	3,936
Income (loss) from discontinued operations	—	65	(69)	211

Net income	1,725	1,427	5,091	4,147
Net income attributable to noncontrolling interests	10	3	23	20

Net income attributable to Schlumberger	$1,715	$1,424	$5,068	$4,127

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,715	$1,359	$5,137	$3,916
Income (loss) from discontinued operations	—	65	(69)	211

Net income	$1,715	$1,424	$5,068	$4,127

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.29	$1.02	$3.84	$2.92
Income (loss) from discontinued operations	—	0.05	(0.05)	0.16

Net income	$1.29	$1.07	$3.79	$3.08

Average shares outstanding	1,322	1,328	1,326	1,331
Average shares outstanding assuming dilution	1,333	1,336	1,336	1,340

Depreciation & amortization included in expenses(3)	$931	$864	$2,737	$2,570

1)	Includes interest income of:

Third quarter 2013—$9 million (2012—$8 million)

Nine months 2013—$20 million (2012—$23 million)

2)	See pages 13 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Sept. 30, 2013	Dec. 31, 2012
Current Assets
Cash and short-term investments	$6,435	$6,274
Receivables	12,057	11,351
Other current assets	6,601	6,531

	25,093	24,156
Fixed income investments, held to maturity	363	245
Fixed assets	14,828	14,780
Multiclient seismic data	650	518
Goodwill	14,623	14,585
Other intangible assets	4,732	4,802
Other assets	4,834	2,461

	$65,123	$61,547

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,366	$8,453
Estimated liability for taxes on income	1,471	1,426
Short-term borrowings and current portion of long-term debt	2,498	2,121
Dividend payable	418	368

	12,753	12,368
Long-term debt	9,916	9,509
Postretirement benefits	1,833	2,169
Deferred taxes	1,479	1,493
Other liabilities	1,111	1,150

	27,092	26,689
Equity	38,031	34,858

	$65,123	$61,547

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)

Nine Months	2013
Net Debt, January 1, 2013	$(5,111)
Income from continuing operations	5,137
Depreciation and amortization	2,737
Gain on formation of OneSubsea	(1,028)
Pension and other postretirement benefits expense	388
Stock-based compensation expense	255
Pension and other postretirement benefits funding	(468)
Increase in working capital	(1,182)
Capital expenditures	(2,753)
Multiclient seismic data capitalized	(300)
Dividends paid	(1,196)
Proceeds from employee stock plans	415
Stock repurchase program	(1,526)
Payment for OneSubsea transaction	(600)
Other business acquisitions, net of cash and debt acquired	(544)
Other	203
Currency effect on net debt	(43)

Net Debt, September 30, 2013	$(5,616)

Components of Net Debt	Sept. 30, 2013	Dec. 31, 2012
Cash and short-term investments	$6,435	$6,274
Fixed income investments, held to maturity	363	245
Short-term borrowings and current portion of long-term debt	(2,498)	(2,121)
Long-term debt	(9,916)	(9,509)

	$(5,616)	$(5,111)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Third-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions, except per share amounts)

	Third Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,798	$436	$3	$1,359	$1.02
Merger and integration costs	32	4	—	28	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,830	$440	$3	$1,387	$1.04

	Nine Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$6,521	$1,361	$23	$5,137	$3.84
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$5,949	$1,380	$23	$4,546	$3.40

	Nine Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$5,204	$1,268	$20	$3,916	$2.92
Merger and integration costs	68	6	—	62	0.05	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$5,272	$1,274	$20	$3,978	$2.97

	Second Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,673	$449	$5	$2,219	$1.66
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$2,009	$468	$5	$1,536	$1.15

There were no charges or credits in the third quarter of 2013.

Product Groups

(Stated in millions)

	Three Months Ended
	Sept. 30, 2013		Jun. 30, 2013		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$3,232	$983	$3,014	$908	$2,835	$799
Drilling	4,415	894	4,292	804	4,035	727
Production	4,024	707	3,926	625	3,655	537
Eliminations & other	(63)	(88)	(50)	(59)	(27)	21

	11,608	2,496	11,182	2,278	10,498	2,084
Corporate & other	—	(179)	—	(181)	—	(177)
Interest income(1)	—	6	—	4	—	8
Interest expense(1)	—	(92)	—	(92)	—	(85)
Charges & credits	—	—	—	664	—	(32)

	$11,608	$2,231	$11,182	$2,673	$10,498	$1,798

Geographic Areas

(Stated in millions)

	Three Months Ended
	Sept. 30, 2013		Jun. 30, 2013		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,602	$730	$3,357	$662	$3,303	$612
Latin America	1,934	399	1,913	394	1,860	333
Europe/CIS/Africa	3,178	714	3,125	643	2,984	645
Middle East & Asia	2,801	730	2,667	655	2,244	511
Eliminations & other	93	(77)	120	(76)	107	(17)

	11,608	2,496	11,182	2,278	10,498	2,084
Corporate & other	—	(179)	—	(181)	—	(177)
Interest income(1)	—	6	—	4	—	8
Interest expense(1)	—	(92)	—	(92)	—	(85)
Charges & credits	—	—	—	664	—	(32)

	$11,608	$2,231	$11,182	$2,673	$10,498	$1,798

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Product Groups

(Stated in millions)

	Nine Months Ended
	Sept. 30, 2013		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$8,996	$2,616	$8,066	$2,183
Drilling	12,820	2,429	11,772	2,102
Production	11,708	1,888	10,896	1,746
Eliminations & other	(164)	(193)	(86)	(26)

	33,360	6,740	30,648	6,005
Corporate & other	—	(529)	—	(516)
Interest income(1)	—	15	—	24
Interest expense(1)	—	(277)	—	(241)
Charges & credits	—	572	—	(68)

	$33,360	$6,521	$30,648	$5,204

Geographic Areas

(Stated in millions)

	Nine Months Ended
	Sept. 30, 2013		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$10,249	$2,019	$10,112	$2,082
Latin America	5,751	1,164	5,483	1,010
Europe/CIS/Africa	9,154	1,865	8,485	1,666
Middle East & Asia	7,874	1,933	6,290	1,372
Eliminations & other	332	(241)	278	(125)

	33,360	6,740	30,648	6,005
Corporate & other	—	(529)	—	(516)
Interest income(1)	—	15	—	24
Interest expense(1)	—	(277)	—	(241)
Charges & credits	—	572	—	(68)

	$33,360	$6,521	$30,648	$5,204

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 120,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $41.73 billion in 2012. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger or of Schlumberger Companies.

†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 18, 2013. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until November 18, 2013 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 298703.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com